EXHIBIT 21

Subsidiaries of the Registrant

Habitat Solutions, Inc.
Petals, Inc.
Stylecraft Lamps, Inc.
Troy Lighting, Inc.
Vanguard Studios, Inc.
Windsor Art, Inc.

CSL Lighting Manufacturing, Inc. (51%)